Exhibit 10.15

	Name: Loan Agreement	Code: RE20-PR19JU01
Page 1 of 11		Version: 18

The following is a LOAN AGREEMENT entered into, on one hand, by the BANCO NACIONAL DE COSTA RICA, legal entity identification number 4-000-001021, domiciled in San José, on Fourth Avenue, First and Third Streets, hereinafter referred to as the BANK OR LENDER for the purposes of this contract, and, on the other hand, LATAM PROPCO BODEGAS SAN JOAQUÍN SRL, legal identification number 3-102-778703, with a registered address in the province of San José, Santa Ana Canton, Pozos District, Forum Uno business center, Building C, Office 1C1, represented in this act by Mrs. Annette Fernandez Pagan, of legal age, married once, financial director, residing in San José, Pozos, Forum I Business Center, Building C, Office 1C1, with residence ID (DIMEX) 184002666420, acting in her capacity as SPECIAL ATTORNEY, with sufficient powers for this act, SPECIAL POWER OF ATTORNEY in force, granted by public deed at twelve-fifteen on April twenty-seven, two thousand twenty-three, recorded on page fifteen in volume eight of the protocol of the public notary Alejandro Vargas Yong, ID number one-thousand two hundred sixty-one-two hundred six, and duly authorized and instructed by means of Minute twenty-one, which is the resolution of the Extraordinary General Assembly of Partners, held at the company’s registered office at ten o’clock on April twenty-six, two thousand twenty-three, protocolized in public deed at twelve-thirty on April twenty-seven, two thousand twenty-three, visible on page eleven reversed in volume eight of the protocol of the public notary Alejandro Vargas Yong, ID number one-thousand two hundred sixty-one-two hundred six, hereinafter collectively referred to as the DEBTOR, and individually as the parties, which shall be governed by the Legal System of the Republic of Costa Rica and the following clauses.

FIRST: LOAN. The Bank grants the debtor a commercial loan in the amount of $15,360,000.00 (fifteen million three hundred sixty thousand dollars, legal currency of the United States of America), received to the complete satisfaction of the debtor.

SECOND: TERM. This credit shall have a term of 300 months from the signing of this contract and shall mature on April 28, 2048, in accordance with the provisions of Article seventy of the Organic Law of the National Banking System.

THIRD: INVESTMENT PLAN. The debtor expressly and irrevocably declares that the money received from this loan will be used solely and exclusively for:

1. Debt cancellation, including the amount to be financed for early payment commission of USD$188,915.00 dollars.

2. Processing and formalization expenses: including formalization commission and legal fees.

3. Recovery of Invested Capital.

The debtor authorizes the General Superintendence of Financial Entities and the creditor to verify and supervise the final use of the money from this loan, when they deem it necessary and by the means they consider appropriate. If, once the loan is approved, it is demonstrated that the debtor is not complying with any of the components of the approved investment plan, the creditor may temporarily or definitively interrupt the disbursement of funds intended for such purposes, and may even declare the loan due in advance, according to the seriousness of the breach, in accordance with the provisions of Article sixty-four of the Organic Law of the National Banking System.

Page 2 of 11	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

Credit Classification: Activity: 12 Services, Class: 05 Credit Restructuring, Subclass: 12503 Third-Party Debt Cancellation Operation, Use of Funds: Transfer. Limit: 12103 Libor Rate.

FOURTH: DELIVERY METHOD. Once the processing and formalization expenses are deducted, and upon presentation by the debtor of the certificate(s) of debt owed to the Bac San José creditor, the credit proceeds will be disbursed as follows:

1.	Deposit to a national or international account in favor of the creditor according to the debt certification issued on the date of disbursement of this financing. The amounts of each liability are detailed in the investment plan table in the annex to this contract. If, for any reason, any of the liabilities decreased, and this generates a remainder in the amount, use such remainder to apply to the operation with a higher balance, always respecting the maximum financing amount.

2.	Resources MAY be transferred directly to the debtor’s account when, during the credit analysis process, balance amortization (using own resources) is executed for any of the debts considered within the investment plan. This must be properly documented, and under no circumstances should the executed transfers exceed the approved credit amount.

3.	The reimbursement of invested capital will be transferred into the current account designated by the applicant. Alternatively, at the time of formalization, a cashier’s check will be issued in her favor if desired.

4.	Once the transactions are settled or any refund is generated for the debtor, any surplus is applied as an extraordinary payment or eliminates the pending disbursement. In the case of shortages for total cancellation, the debtor must provide the necessary funds.

FIFTH: OBLIGATION PAYMENT. The debtor acknowledges that they have been informed and agrees that disbursements under this loan will be made based on the Bank’s fund availability. This is due to potential restrictions imposed by the Government of the Republic or the Bank’s own measures to safeguard minimum financial ratios set by regulatory bodies, notably, but not limited to, the regulations of the National Council for the Supervision of the Financial System and/or the General Superintendence of Financial Entities. The debtor agrees and accepts that the Bank is authorized to withhold or suspend the delivery of one or more such partial disbursements if she is not up to date with payments, both for this loan and other direct or indirect credit transactions maintained with the Bank. In the fifth clause, the debtor agrees to fulfill the obligation to the creditor over the agreed-upon term through monthly adjustable and consecutive installments. These payments, covering both principal and interest, are payable in advance and amount to approximately $98,027.90 each, except for the final installment, which will be for the remaining balance of the entire obligation at that time. Commissions and insurance are not included in each installment, and the installment amount will vary with changes in the interest rate. The National Bank of Costa Rica is authorized to debit the stipulated payments continuously and successively from the current accounts held by LATAM Propco Bodegas San Joaquín SRL. These payments will be made on the 5th day of each month. Therefore, they commit to maintaining a confirmed available balance in the specified account on the payment date, at least equal to the amount of the corresponding payments. Any extraordinary partial or total payment must be made on the agreed-upon ordinary payment dates. The debtor acknowledges and accepts that the indicated installment amount is not fixed and may vary based on changes in the interest rate, as outlined in this contract.

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SIXTH: PLACE OF PAYMENT OF THE OBLIGATION. The debtor agrees and accepts that any payment in legal tender will be made at any of the bank’s open offices during regular business hours or through the electronic means that the bank makes available to its customers.

SEVENTH: REGULAR INTEREST. The debtor expressly agrees that the debt will accrue annual current interest, periodically adjustable and calculated on the outstanding principal balances. These interest payments are due monthly, in advance, starting from the date of the subscription of this document, according to the following scheme:

l) For the period covering month 1 to month 12, the interest rate will be a fixed 5.90%.

2) For the period covering month 75 to month 24, the interest rate will be a fixed 6.20%.

3) For the period covering month 25 to month 300, the interest rate will be variable and adjustable, constituted by the CME TERM SOFR rate with a 3-month term plus 1.40 percentage points.

The variable interest rate is the result of a combination of a fixed factor called a margin and a variable component constituted by the CME TERM SOFR rate with a 3-month term, which is calculated and published by the Chicago Mercantile Exchange (CME) and appears on the international financial and transactional information platform Bloomberg. This will serve as sufficient evidence to verify that rate.

The interest will be periodically adjusted according to variations in the CME TERM SOFR rate in accordance with the provisions established in articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. Upon the establishment of this credit, the periodicity of the interest rate adjustment will be quarterly. However, the debtor expressly and irrevocably accepts that the Bank may, in the future, make this adjustment on a monthly, bimonthly, quarterly, semiannual, or annual basis.

The parties expressly agree that in the event of any of the following transition events regarding the CME TERM SOFR rate, the Bank will inform the debtor via communication sent to the designated email address: annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com: (1) A public declaration or publication of information by or on behalf of the reference rate administrator (or the components used in its calculation) announcing that such administrator has permanently or indefinitely ceased or will cease to provide the reference rate (or the components for its calculation), provided that, at the time of such declaration or publication, there is no replacement administrator that continues to provide the reference rate (or the components for its calculation). (2) A public declaration or publication of information by either a local or international regulatory entity or supervisory body regulating or overseeing the reference rate administrator (or the components for its calculation), an insolvency officer with jurisdiction over the reference rate administrator, or a court, entity, or jurisdictional body with authority over the reference rate administrator, stating that the reference rate administrator has permanently or indefinitely ceased or will cease to provide the reference rate (or the components for its calculation), provided that, at the time of such declaration or publication, there is no replacement administrator that continues to provide the reference rate (or the components for its calculation). (3) A public declaration or publication of information by a local or international regulatory entity or supervisory body with jurisdiction over the reference rate administrator (or the components for its calculation) announcing that such reference rate (or the components for its calculation) is not representative. The debtor understands and accepts that it is its exclusive responsibility to inform the Bank expressly and in writing, signed in manuscript or digital form or by digitally signed email, of any change in the designated address; otherwise, communications made to the address provided here will be considered valid for all purposes. The debtor will have a maximum period of 90 calendar days, counted from the date the Bank notifies them of the occurrence of any transition events, within which they may choose to cancel the total outstanding balance, under the interest rate conditions then in effect, without any penalty for early payment. This will apply only if the obligation is fully canceled. Payments that must be made during the established 90-day period, and while the debtor has not exercised the option to cancel the entire obligation, must be made using the last published CME TERM SOFR rate for 3 months as a reference.

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If, within the established 90-calendar-day period, the debtor does not exercise the option to cancel the entire obligation, they expressly and irrevocably accept that the current interest rate of the credit will be replaced and will, starting from the completion of the 90-calendar-day period, be constituted as follows:

1) The interest rate for the remaining period covering month 1 to month 12, if it has not been completed at the time of substitution, will be a fixed 5.90%.

2) The interest rate for the remaining period covering month 13 to month 24, if not completed at the time of substitution, will be a fixed 6.20%.

3) The interest rate for the remaining period covering month 25 to month 300, if not completed at the time of substitution, will be variable and adjustable, and will be constituted by the Interbank Reference Rate (TRI) in dollars at 6 months, plus 1.90 percentage points.

The change in the reference interest rate will not affect payments already made during the credit’s validity, and it will not have retroactive effects. The variable interest rate is the result of the combination of a fixed factor called the margin and a variable component constituted by the Interbank Reference Rate (TRI) in dollars at 6 months, calculated by the firm Proveedor Integral de Precios Centroamérica S.A. (PIPCA). This rate is published on the website www.piplatam.com/Home/filiales?country=CR, of Proveedor Integral de Precios Centroamérica S.A. (PIPCA), as well as on the website of the Central Bank of Costa Rica and on the BLOOMBERG financial information system, which will serve as sufficient evidence to verify this rate.The interest rate will be periodically adjusted based on the variations observed in the variable component at each review, in accordance with the provisions of articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. The adjustment of this interest rate will be made semi-annually, but the debtor expressly and irrevocably accepts that the Bank may, in the future, make this adjustment on a monthly, bimonthly, quarterly, semi-annual, or annual basis.

The debtor agrees and accepts that in the event the credit is governed by the substituted rate, no notification or notice will be necessary, nor the signing of additional documents to this contract. Therefore, the application of the substituted rate will be automatic. The debtor expressly declares that, prior to signing this contract, the Bank informed them about the possibility that the CME TERM SOFR rate governing this credit may cease to be calculated and published during the contract’s validity period. The debtor also acknowledges the need, arising from the above, to provide in the contract a reference rate to substitute the CME TERM SOFR rate if necessary. The debtor declares to know and accept that the Bank informed them that the available substitution rate for the CME TERM SOFR is the Interbank Reference Rate (TRI) in dollars. Furthermore, the debtor expressly declares that, before signing this contract, the Bank provided them with written, clear, updated, and sufficient information about the CME TERM SOFR rate, including information about how this rate is determined, and the interest calculation formula, through the delivery of an Information Brochure. The content and acknowledgment of receipt by the debtor are recorded in the credit file. In the same sense, the debtor declares that the Bank explicitly informed them of the means through which they could request additional information or address any doubts regarding the CME TERM SOFR rate. Therefore, the debtor expressly states that they have decided to voluntarily and fully informedly acquire this credit referenced to the CME TERM SOFR rate.

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EIGHTH: MODIFICATION OF CURRENT INTEREST RATES: The debtor states that she has been informed and expressly and irrevocably accepts that this loan is formalized with the current interest rate established in this contract, considering her credit history and track record with the Bank, and in accordance with the regulations issued by the Superintendency of Financial Institutions (SUGEF), especially the Regulation for the qualification of debtors Agreement SUGEF 01-05, and for the specific case of credit operations carried out within the framework of the Banking System for Development, the Regulation on credit risk management and evaluation for the Banking System for Development Agreement SUGEF 15-16, which develops the general framework for credit risk management of operations carried out under Law 9274 and its Regulation. These rules aim to quantify and manage the credit risk of debtors, including criteria for analyzing the ability to pay and the historical payment behavior of debtors, as well as the level of delay in the payment of credit obligations, and constitute publicly accessible information that can be consulted on the website of the Superintendency of Financial Institutions www.sugef.fi.cr. According to the criteria, as of the signing of this contract, the debtor is classified in the following risk category A1. In the event that, at any time during the term of this loan, whether through analysis by SUGEF, Internal Audit, or any of the internal control bodies of the Bank, it is verified that the debtor, for reasons attributable to her, has incurred in any of the causes or criteria provided for in SUGEF regulations, resulting in the reclassification of the debtor’s risk category to a higher category than indicated in this clause, she declares that she has been informed and expressly and irrevocably accepts that the margin of the loan’s interest rate will increase by an additional 2 percentage points to what was agreed, without the need for prior notification or notice. In the same sense, the debtor declares that she has been informed and expressly and irrevocably accepts that the margin of the interest rate may be increased under the same terms indicated, in the following cases: a) The debtor fails to fulfill her obligation to submit financial information, including but not limited to Financial Statements, Salary Certificate, Income Certification, within the timeframe and period specified by the Bank, where she demonstrates the origin and level of her current income and that of other obligated parties, including guarantors, in order to assess their repayment capacity as required by SUGEF. b) The debtor revokes the authorization for the Bank to consult her information with the Credit Information Center (CIC) of SUGEF. c) In case, due to reasons attributable to the debtor, it is not possible to make the annotation or registration, as applicable, before the corresponding Public Registry, of the document establishing the collateral for this obligation. d) When, due to reasons attributable to the debtor, or the owner of the property provided as collateral, the Bank cannot carry out follow-up inspections on the property provided as collateral or cannot carry out visits to the property to create a new appraisal. e) The debtor does not submit a copy of the payment receipt for insurance or renewals of policies with the chosen insurance company, demonstrating the acquisition and validity of the required policies, presenting the established coverages, and where the Bank is identified as the beneficiary creditor. f) The debtor fails to comply with the investment plan of the loan, modifying the purpose or manner of exploitation of the property financed by the Bank. In the event that, having applied the increase in the interest rate for any of the causes provided in this clause, the debtor recovers the risk category she held when the loan was granted, or regularizes the situation that led to the interest rate increase, provided that there is no other cause for an increase as provided herein, the Bank will adjust the margin of the interest rate, starting from the next interest payment period, according to the frequency agreed upon in this contract, eliminating the applied increase. The debtor declares to be aware and accepts that this adjustment of the interest rate will not have retroactive effects, so under no circumstances will the Bank reimburse sums paid as interest under the terms of this clause.

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NINTH: DEFAULT INTEREST. If the debtor is delayed in the payment of the obligations of this loan, they must pay default interest at the same rate as the current interest plus two percentage points. Default interest will be calculated on the amount of the overdue payment, in accordance with the provisions of Article Seventy of the Organic Law of the National Banking System.

TENTH: PAYMENT OF EXPENSES. The debtor agrees and accepts to pay all expenses arising from legal fees, stamps, registration fees, commissions, insurance policies, current and default interest, and any other related to the establishment, registration, execution, and cancellation of this credit transaction.

ELEVENTH: COMMISSIONS. ADMINISTRATIVE FORMALIZATION EXPENSE COMMISSION. The debtor agrees and accepts to pay the creditor a commission for administrative formalization expenses, for a one-time payment at the time of signing this document, equivalent to 0.20% of the loan amount granted.

CREDIT ADMINISTRATION COMMISSION. The debtor agrees and accepts to pay the creditor a credit administration commission of 1%, payable monthly on balances if paid within 5 business days after the date stipulated in the system for payment of the installment. This commission is exempted in the months or payment dates as per the established frequency if the customer pays her installment prior or at most 5 business days after the agreed payment date.

COMMISSION FOR ADMINISTRATIVE EXPENSES FOR DELAYED OPERATIONS AND TRANSFER TO JUDICIAL COLLECTION. In the event that the debtor incurs a delay in the payment of the established installments exceeding one business day, she agrees that, in addition to the corresponding default interest, she must pay the Bank the sum of 10 U.S. dollars, or its equivalent in colones at the selling exchange rate of Banco Nacional de Costa Rica, as a commission for administrative expenses due to delay. This payment must be made each time the delay occurs. Likewise, the debtor expressly agrees that when, due to the delay in debt payment, it is transferred from administrative collection to judicial collection, she must pay the creditor an additional commission of 1% calculated on the outstanding capital balance. The commission for transfer to judicial collection will in no case be less than 10,000.00 colones nor greater than 250,000.00 colones. This payment must be repeated each time the operation needs to be transferred to judicial collection.

COMMISSION FOR EARLY REPAYMENT OF THE DEBT. The debtor acknowledges and accepts that in the event of early repayment of the credit, i.e., on a date prior to the agreed maturity date, she must pay a commission according to the following scheme: 1) In case the full amount owed is paid at any time during the first 3 years of the credit, a commission of 3% calculated on the total outstanding balance at the time of payment must be paid. 2) In case of a partial payment or extraordinary payment at any time from year 3 until the end of the credit term, a commission of 1.50% calculated on the outstanding balance at the time of payment must be paid. The prepayment commission will not be charged in the following cases: a) The credit is canceled through another credit granted by the bank itself; b) The credit is classified in a risk category C, D, or E at the time of payment; c) The credit is in a state of judicial collection or loan reserve at the time of payment; d) The payment comes from the application of an insurance policy acquired by the debtor and related to the credit.

TWELFTH: GUARANTEE.As a guarantee for the payment of the obligations of this loan, the debtor subscribes to a trust agreement on the following properties:

Real estate with registration number 2-206407-F-000, located in the province of Alajuela, with a land value of (₡295,988,000.00) and a building value of (₡4,069,900,870.64) for a fair market value of (₡4,365,888,870.64), according to the appraisal 202-2010202064070F-2023-C, dated March 22, 2023, prepared by Civil Engineer Alex Roberto Alvarado Rodríguez, an expert from Banco Nacional de Costa Rica.

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Real estate with registration number 2-188908-000, located in the province of Alajuela, with a land value of (₡586,139,054.58) and a building value of (₡1,497,997,665.70) for a fair market value of (₡2,084,136,720.28), according to the appraisal 202-20502018890800-2023-U, dated March 22, 2023, prepared by Agronomist Engineer Hermán Pérez Alvarez, an expert from Banco Nacional de Costa Rica.

It is necessary to register the Right of Way, both in favor and against the property. This requirement is since access to the property is through the front on the public street of the property adjacent to the west, and, in turn, the western neighbor uses part of the valued property for transit and access. The deadline is 12 months, and in case of non-compliance, the interest rate increases by 2 percentage points.

Real estate with registration number 4-127134-000, located in the province of Heredia, with a land value of (₡1,916,800,787.20) and a building value of (₡2,174,111,371.00) for a fair market value of (₡4,090,912,158.20), according to the appraisal 202-40801012713400-2023-U, dated March 23, 2023, prepared by Civil Engineer Alex Roberto Alvarado Rodríguez, an expert from Banco Nacional de Costa Rica.

The properties are taken as internal guarantee for 80% of their value.

THIRTEENTH: INSURANCE. PROPERTY DAMAGE INSURANCE. During the term of this loan, the debtor undertakes to contract and maintain valid insurance against all damages and losses caused by fraud, negligence, fortuitous events, and/or force majeure, that the movable or immovable property subject to this guarantee and its structures may suffer, through a policy issued by an Insurance Company of their free choice, for an amount as detailed below:

Real estate with registration number 2-206407-F-000, building value of (₡4,069,900,870.64)

Real estate with registration number 2-188908-000, building value of (₡1,497,997,665.70)

Real estate with registration number 4-127134-000, building value of (₡2,174,111,371.00)

The debtor also agrees to transfer to Banco Nacional de Costa Rica their right to the compensation that the insurer must pay in the event of a loss, through the figure of Mortgagee. The debtor acknowledges and accepts that the policy must be duly constituted prior to the formalization of the loan and be acquired in colones, as it is the currency in which the appraisal is expressed. In cases where, at the express request of the client, they wish to subscribe to the policy in dollars, they commit in the legal document to adjust the policy amount as requested by the Bank. The debtor undertakes to expressly and in writing authorize Banco Nacional de Costa Rica at the time of formalizing the loan to consult and obtain from the insurance company all the information related to the policies referred to in this clause. The authorization must always remain valid until the expiration or total payment of this obligation. If the debtor changes the insurance company, they must inform the Bank and provide a new authorization to the insurance company they have contracted. The insurance company contracted by the debtor must have administrative authorization from the Superintendencia General de Seguros (SUGESE) for its proper operation in the country. The debtor acknowledges and accepts that, in the event of a loss not covered by the contracted policy, limitations, or exclusions imposed by the chosen Insurance Company, Banco Nacional assumes no responsibility. Likewise, the debtor undertakes to keep this insurance valid until the expiration or total payment of this obligation and undertakes to keep the Bank informed, through appropriate means, of the periodic renewals made to the insurance. The failure to comply with the obligations established in this clause will give the Bank the right to declare the obligation due and demand it in its entirety through legal means. It is established between the parties that if, for any reason or circumstance, there is a lack of contracting or renewal of the policies attached to this loan, this does not generate any responsibility for Banco Nacional as the debtor declares to know that this obligation is their responsibility. Similarly, it is established that any change in the policy must be known to the Creditor and with their consent.

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FOURTEENTH: ADMINISTRATIVE COLLECTION MANAGEMENT. The debtor expressly agrees and accepts that, in case of a delay equal to or greater than five business days in the payment of any of the installments of this obligation, the Bank will be empowered to carry out administrative collection management, directly or through an external company hired for this purpose. In this case, the debtor must pay, as an additional and independent charge from any corresponding late fees, an amount equivalent to 5% of the overdue principal payment. The charge for administrative collection management may not, under any circumstances, exceed twelve (12) legal currency of the United States of America dollars or its equivalent in colones according to the selling exchange rate of Banco Nacional de Costa Rica for the date of the charge, and it may not be applied more than once per month for each transaction.

FIFTEENTH: ALLOCATION OF PAYMENTS. The debtor agrees and accepts that the Bank reserves the allocation of all payments made at any time, even after the pledged property has been auctioned.

SIXTEENTH: EARLY MATURITY: The debtor agrees and accepts that the breach of any of the terms and conditions stipulated in this document, verified by the creditor or supervisory authorities, will entitle the creditor to declare the term matured in advance and demand the total cancellation of the credit through the legal means that correspond, in accordance with the provisions of articles four hundred and twenty of the Commercial Code and seventy of the Organic Law of the National Banking System. The Bank is authorized to declare the obligation matured and execute it in those cases where any circumstance attributable to the debtor occurs, such as but not limited to legal claims, embargoes, and rights of any nature, or due to non-payment of taxes, that delay or prevent the registration of the guarantees constituted in payment of this obligation before the Public Registry.

SEVENTEENTH: AUTHORIZATION FOR INFORMATION REQUEST. The debtor authorizes the Bank to request information on the level of indebtedness from any intermediary of the National Banking System and from the Superintendence General of Financial Entities. The debtor agrees and accepts that any false information that can be verified from the provided information, corroborated by the creditor before the mentioned entities, will have the following consequences: A) If the credit has already been approved, the Creditor will suspend the disbursement or disbursements of the loan if it has not been delivered. B) If the disbursement of the loan has been delivered, it will be a cause for early maturity of the term for the payment of the credit, and it can be collected through the legal means that correspond. C) Not receiving the services provided by the Bank and its conglomerate. D) It will be a cause of loss of the expenses incurred for the loan processing. Likewise, the debtor expressly states that they have been informed in detail about the rights established in articles four to seven of the Law for the Protection of the Individual Regarding the Processing of Personal Data, regarding access, rectification, and cancellation of their personal data.

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EIGHTEENTH: AUTHORIZATION FOR INFORMATION PROCESSING. I authorize Banco Nacional de Costa Rica to process, collect, store, transfer, and transfer the information of my personal data, including restricted use data. This authorization includes: 1) the possibility of sharing the indicated information with Banco Nacional and other subsidiaries of the Banco Nacional Conglomerate existing or future, or with third parties subcontracted by Banco Nacional and its subsidiaries for the management, filing, and updating of records, sending account statements, administrative and judicial collection processes of the Bank (including income and employment information), and to provide me with services as a client of the conglomerate or subsidiary, including but not limited to credit card contracts, call center services, sales or contracting of products, marketing, promotions in general, and banking and financial services, collection services, services for the security of transactions to be carried out, or other services through /telephone, digital, text messages, email, or any other means that helps carry out transactions. Such communications may be for informational purposes, direct sales, data verification, collection, promotion of products, and any other deemed appropriate by these means. 2) the possibility of sharing the indicated information with Banco Nacional and other subsidiaries of the Banco Nacional Conglomerate for the purposes of; verifying compliance with Law 8204. Furthermore, I expressly authorize Banco Nacional, as a supervised entity, to access and consult my information in the Credit Information Center (CIC) of the Superintendence General of Financial Entities. Likewise, this authorization allows the use of the accessed information, and that this information may be shared with BN Vital, BN Valores, BN SAFI, and BN Corredora de Seguros to facilitate any credit or business analysis to be carried out by the indicated entities, even for the offering of services, commercial and/or financial products. Finally, I accept that I have been informed and accept that the non-delivery of the requested information may result in the rejection of my application or not receiving the services provided by the company and its conglomerate, and that I can exercise the rights of access, rectification, and cancellation established in the law.

NINETEENTH: VERIFYING FINANCIAL SITUATION. For the Bank to verify the financial situation of the debtor, they undertake to provide, during the validity of this credit, the necessary accounting information to give a truthful and timely follow-up to the economic, financial, and administrative situation. They also commit to providing all facilities for the Bank’s officials to exercise proper credit control. It is understood that, for financial monitoring purposes, the client must submit the required information, as established by SUGEF regulation 1-05.

After Formalization:

The company must present the operating permit from the Ministry of Health and the commercial license for the offices where the administrative area of the company operates. A period of 3 months is granted for submission. In the event of non-compliance, a coercive measure of 2 percentage points will be applied.

It is recommended to transfer the collection of rental amounts to accounts at BNCR in the name of the applicant. This is aimed at increasing the customer’s connection with the bank, boosting resource capture, and mitigating the risk of default through automatic debit. Compliance will be assessed within a period of 12 months or during the next follow-up. In the event of non-compliance, a 2-percentage point increase in the interest rate will be applied.

TWENTIETH: NOTICE OF ASSIGNMENT OF RIGHTS: For the purposes of articles 483 and 1104 of the Civil Code and 491 of the Commercial Code, the assignment of credit must be notified to the debtor through a notarial deed, certified letter, or another authentic or easily verifiable means. The debtor acknowledges and agrees that they have been informed that the current credit may be assigned by the creditor without the need for notification, in the cases provided for in sections a) and b) of both article 491 of the Commercial Code and section 1104 of the Civil Code. These cases specify: “a) Guarantee the issuance of securities through public offering, b) Constitute the assets of a company, with the purpose of issuing securities that can be offered publicly and whose amortization and interest services are guaranteed with said assets. The assignment will be valid from its date, as stated in the public document of a certain date. These transactions will be exempt from all stamp duties and taxes, and notary fees will be agreed upon by the parties.

Page 10 of 11	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

CORPORATE TAX: The debtor acknowledges and accepts that they are subject to the payment of corporate tax as provided in Law 9428 - CORPORATE TAX. They commit to staying up to date with the payment of said tax. At any time, the Bank may verify the status of compliance with this obligation, even demanding that the client annually submit, no later than March 31 of the following year to the fiscal period due (which comprises from January 1 to December 31 of each year), the receipt or document proving that the payment was made. If the legal entity is in arrears or has not submitted the corresponding receipt to the Bank, the Bank may declare the credit due and payable.

TRANSPARENCY AND BENEFICIAL OWNERSHIP REGISTER: The debtor declares that they are aware of and accept the obligation to provide information established by Law to improve the fight against fiscal fraud, Law number 9416, and the Regulation of the Transparency and Beneficial Ownership Register No. 41040-H. They commit to complying with the supply of information in accordance with the terms of the rules cited, and expressly and irrevocably undertake to submit to the Bank the receipt issued by the Transparency and Beneficial Ownership Register, demonstrating the submission of the information. The receipt must be submitted to the Bank within a maximum period of 5 business days counted from the last day of the deadline for the submission of the declaration to the Transparency and Beneficial Ownership Register, in accordance with the guidelines established by the competent authority. In case of non-compliance with the obligation to provide information or failure to submit the receipt to the Bank within the specified period, the Bank is authorized to declare the obligation due and payable in advance.

TWENTY-FIRST: CONTRACTUAL DOMICILE AND OTHERS: For the purposes established in the second chapter of the Law of Judicial Notifications number eight thousand six hundred eighty-seven, of December four, two thousand eight, published in the official gazette of January twenty-nine, two thousand nine, the debtor, the co-debtor, the owner consenting to the encumbrance, the guarantors, and other obligors in this credit, indicate as the contractual domicile to receive judicial notifications the following: the debtor: Latam Propco Bodegas San Joaquín SRL, with address in the province of San José. Santa Ana Canton, Pozos district, Forum Uno business center, building C office 1C1. All declare that they acknowledge and accept that the judicial resolutions provided for in article nineteen of the Law of Judicial Notifications will be notified to the addresses indicated. All parties declare that the addresses for receiving notifications mentioned above are real and existing and have been correctly stated. Likewise, they declare that, in the case of individuals, these addresses correspond to their place of residence, and in the case of legal entities, the addresses indicated correspond to their real domicile or corporate headquarters, and that if these change after the date of this document, they undertake to communicate the change in writing to the creditor.

They also declare that they understand and expressly accept that, in case the contractual domiciles indicated here for receiving judicial notifications have changed and the change of address has not been communicated in writing to the creditor, or if the person to be notified is not located at the originally indicated place, or if it is permanently closed or turns out to be uncertain, imprecise, or nonexistent, the notifier will make it known, and without further proceedings, a legal guardian will be appointed. The debtor declares that, since this credit is a commercial obligation, it is not necessary to request payment for the obligation to be considered in default, in accordance with the provisions of article 418 of the Commercial Code. The debtor waives the procedures of the executive process and accepts that the eventual collection process will be established and processed in accordance with the current procedural law, it being sufficient for such purposes, the simple presentation of the respective certifications and relevant documents, so that in court, the date and time of the auction of the property given as collateral are determined; being obliged in that forum to pay personal costs, procedural costs, current and overdue interest, and finally the principal owed.

The debtor declares that they have read and understood the rights and obligations of this contract, and in explicit sign of their acceptance, they sign together with the Bank on the 28th day of April 2023. According to the debtor, they expressly authorize this contract to be sent to them in electronic format to the following email address: annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com. In case the debtor does not provide an email, at this moment a printed copy of the contract is delivered to them.

By the BANK	The Debtor/Legal Representative

By/Banco Nacional de Costa Rica 4-000-00102, Grace Usaga Delgado with ID number 7-0121-0109, employer 9765	By/ Latam Propco Bodegas San Joaquín S.R.L with legal entity identification 3-102-778703, Annette Fernández Pagan, residency card (DIMEX) 184002666420, Legal Representative.

Page 11 of 11	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

ANNEXED

Investment Plan

Financial Statement

Investment Plan (summary)		Loan amount	Client Contribution Amount	Total
1	CAMC tax liabilities	13,030,932.00	0.00	13,030,932
2	Other expenses	188,915.00	0.00	188,915.00
3	Capital Recovery W.	2,140,153.00	0.00	2,140,153.00
4	Credit Card	25,000.00	0.00	25,000.00
	Total Amount in Colones:	0.00	0.00	0.00
	Total Amount in Dollars:	15,385,000.00	0.00	15,385,000.00
	Percentage of Dollar Participation:	100.00%	0.00%	100.00%
	Percentage of Colones Participation:	0.00	0.00%	0.00%